UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 23, 2023

CARDLYTICS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38386		26-3039436
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)
675 Ponce de Leon Avenue NE, Suite 6000	Atlanta	Georgia	30308
(Address of principal executive offices, including zip code)
	(888)	798-5802
(Registrant's telephone, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock	CDLX	The Nasdaq Stock Market LLC
 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 5.02    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENT OF CERTAIN OFFICERS.
Appointment of Amit Gupta as Chief Operating Officer and Inducement Plan Amendments
On January 23, 2023, Cardlytics, Inc. (the “Company”) announced the appointment Amit Gupta as the Company’s Chief Operating Officer and principal operating officer, effective January 23, 2023 (the “Hire Date”).
Mr. Gupta, age 49, was Head of Strategy and Operations at Stripe, where he was responsible for global strategy and operations work with banks, networks, payment methods and tech from January 2021 to December 2022. Prior to this role, Mr. Gupta served as Director of Strategy, New Products and Operations for Google’s Geo division and was responsible for execution, strategy, data and supporting teams such as partnerships, legal and finance from January 2018 to January 2021. Prior to his time at Google, Mr. Gupta founded and served as the CEO of a number of startups. Mr. Gupta started his career at Booz Allen Hamilton, where he was elected a Partner in the Technology practice and served global clients across industries including media, financial services and consumer products from 2000 to 2010. Mr. Gupta holds a Master of Business Administration from the NYU Stern School of Business and a Bachelor of Science, Electrical Engineering from The Ohio State University.
There are no arrangements or understandings between Mr. Gupta and any other person pursuant to which he was selected as an officer of the Company, and there is no family relationship between Mr. Gupta and any of the Company’s other directors or executive officers. There are no related party transactions between Mr. Gupta and the Company that would require disclosure under Item 404(a) of Regulation S-K.
In connection with Mr. Gupta’s appointment, the Company and Mr. Gupta entered into an Offer Letter, a Severance Agreement (the “Severance Agreement”) and an Employment Covenants Agreement, each effective as of the Hire Date. Pursuant to the Offer Letter, Mr. Gupta’s starting annual salary is $350,000 and Mr. Gupta was granted 350,000 restricted stock units (the “RSU Award”) on the Hire Date under the Cardlytics, Inc. Inducement Plan (as amended, the “Inducement Plan”). The RSU Award is subject to the terms of the Inducement Plan and a restricted stock unit award agreement by and between the Company and Mr. Gupta. 50% of the RSU Award shall vest on the first anniversary of the Hire Date, and the remaining 50% of the RSU Award shall vest quarterly over the following year, subject to continuous service with the Company as of each respective vesting date. In addition to the RSU Award, Mr. Gupta is entitled to receive a signing bonus of $100,000 and is eligible to participate in the Cardlytics Bonus Plan at an annual target of 75% of his base salary.
The Severance Agreement entitles Mr. Gupta to 12 months of base salary, the prorated portion of his quarterly bonus for the then-current quarter if paid to other executives, the pro-rated portion of his annual bonus if paid to other executives, and continued medical benefits for 12 months, if the Company terminates Mr. Gupta Without Cause or Mr. Gupta resigns for Good Reason, as those terms are defined in the Severance Agreement.
In connection with the hiring of Mr. Gupta, on January 18, 2023, the Board approved an amendment to the Inducement Plan (the “Inducement Plan Amendment”) to reserve an additional 350,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), for issuance under the Inducement Plan, subject to adjustment for stock dividends, stock splits, or other changes in the Company’s Common Stock or capital structure.
The foregoing description of the Offer Letter, the Severance Agreement and the Inducement Plan Amendment is not complete and is qualified in its entirety by reference to the Offer Letter, the Severance Agreement and the Inducement Plan Amendment, which the Company expects to file as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
ITEM 7.01. OTHER EVENTS.
On January 23, 2023, the Company issued a press release announcing the appointment of Mr. Gupta as Chief Operating Officer. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
The information in this Item 7.01 and Exhibit 99.1 hereto shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(d)    Exhibits

Exhibit	Exhibit Description
99.1	Press release dated January 23, 2023

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Cardlytics, Inc.

Date:	January 23, 2023	By:	/s/ Andrew Christiansen
Andrew Christiansen
Chief Financial Officer (Principal Financial and Accounting Officer)